EXHIBIT 99.2

FOR IMMEDIATE RELEASE
September 16, 2010

Record Date Set for Distribution of DNA Brands Shares
to DNA Beverage Shareholders

Boca Raton, FL - (Business Wire) – Management of DNA Brands, Inc., fka Famous Products, Inc. (OTCBB ”FPRD”) today announced that the record date for determining the shareholders who will be entitled to receive shares of DNA Brands, Inc. has been today released in the Daily Sheets by the Financial Industry Regulatory Authority (“FINRA”).  The Record Date is the close of business on September 8, 2010.  The shares issued by DNA Brands are currently being held in trust pending the filing and effectiveness of a registration statement with the SEC.  Upon effectiveness, the shares will be distributed to the DNA Beverage shareholders as of the Record Date.

About DNA Brands Products

DNA Beef Jerky, DNA Shred Stix and DNA Energy Drinks are high quality products manufactured to exact standards to achieve superior taste. DNA Energy Drink comes in Citrus, Sugar Free Citrus, and Lemon Lime flavors. DNA Beef Jerky comes in Original and Teriyaki flavors and DNA Shred Stix come in Original, Pizza, and Spicy Jalapeno flavors.

DNA Energy Drink and DNA Shred Stix remain true to its action sports roots. We support athletes, artists, and events on the local and national levels. We also support our accounts and local shops through our grass roots marketing programs. For more info go to www.dnabrands.com.

For more information about DNA Energy Drink, its athletes and sponsorships, please visit: http://cts.businesswire.com/ct/CT?id=smartlink&div=hfhjbghgg&url=http%3A%2F%2Fwww.dnaenergydrink.com&esheet=5934050&lan=en_US&anchor=www.dnaenergydrink.com&index=1.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contacts
DNA Brands, Inc.

Darren M. Marks, 954-970-3826

darren@dnaenergydrink.com